Exhibit 99.1

70 E. Long Lake Rd. Bloomfield Hills, MI 48304 www.agreerealty.com

FOR IMMEDIATE RELEASE

Agree Realty Completes $125 Million Private Placement of Senior Unsecured Notes

Bloomfield Hills, MI, September 27, 2018 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced that it has completed a private placement of $125 million of senior unsecured notes (the “Senior Notes”) to a group of institutional investors. The Senior Notes have a 12-year term, maturing on September 26, 2030, priced at a fixed interest rate of 4.32%.

With the issuance, the Company’s weighted-average debt maturity is approximately 8.1 years, excluding the Company’s unsecured revolving credit facility. Net proceeds from the Senior Notes will be used to reduce amounts outstanding under the Company’s unsecured revolving credit facility and for general corporate purposes.

“We are very appreciative of the continued support of our private placement investors,” said Clay Thelen, Chief Financial Officer of Agree Realty Corporation. “With this transaction, we have secured approximately $475 million of long-term unsecured debt or common equity this year to support our robust pipeline of net lease investment opportunities.”

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. The Company currently owns and operates a portfolio of 508 properties, located in 45 states and containing approximately 9.8 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol “ADC”. For additional information, please visit www.agreerealty.com.

This press release contains certain “forward-looking” statements relating to, among other things, potential incurrence of indebtedness, our expectations regarding future financing and the potential use of proceeds from the private placement. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include but are not limited to factors described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.agreerealty.com.

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Contact:

Clay Thelen

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190